Mail Stop 4561

      							September 29, 2005


Raj Sabhlok
SVP of Finance and Corporate Development
Embarcadero Technologies, Inc.
100 California Street, Suite 1200
San Francisco, CA 94111

Re:	Form 10-K for Fiscal Year Ended December 31, 2004
	Form 10-Q/A for Fiscal Quarter Ended June 30, 2004
	Form 10-K/A for Fiscal Year Ended December 31, 2004
	File No. 000-30293

Dear Mr. Sabhlok:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief